Exhibit 3.1

CERTIFICATE OF DESIGNATIONS OF
SERIES A CONVERTIBLE PREFERRED STOCK

OF

TICKETMASTER ENTERTAINMENT, INC.

_______________________

Pursuant to Section 151 of the
General Corporation Law of the
State of Delaware
_______________________

     Ticketmaster Entertainment, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that, pursuant to the authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation of the Corporation, and pursuant to the provisions of Section 151 of the Delaware General Corporation Law, said Board of Directors duly adopted a resolution on October 22, 2008 to delegate and confirm authority to an Executive Committee of the Board of Directors to approve the filing of this Certificate of Designations and which resolution remains in full force and effect as of the date hereof and on October 28, 2008 such Executive Committee of the Board of Directors approved the filing of this Certificate of Designations and which resolution remains in full force and effect as of the date hereof.

     Pursuant to such resolution and the authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation of the Corporation, there is hereby created a series of preferred stock, par value $0.01 per share, of the Corporation, which series shall have the following powers, preferences, and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, in addition to those set forth in the Amended and Restated Certificate of Incorporation of the Corporation:

     Part 1. Designation and Amount of Series A Convertible Preferred Stock. 2,100,000 shares of the Preferred Stock shall be a series designated as Series A Convertible Preferred Stock, par value $0.01 per share (“Series A Preferred Stock”), of the Corporation. Each share of Series A Preferred Stock shall have a liquidation preference of $20.00 (the “Liquidation Preference”).

     Part 2. Payment of Dividends.

     2A. The holders of shares of the Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds of the Corporation legally available therefor, cumulative preferential dividends accruing from the date of issuance unless otherwise provided herein at the rate per annum of 3% of the Liquidation Preference per share and no more, subject to adjustment pursuant to Part 2B. Such dividends shall be payable, if declared, annually in arrears on February 15 of each year or, if such day is not a Business Day, on the next succeeding Business Day (each such date, a “Dividend Payment Date”) to the holders of record at the close of business as of the next preceding January 31. The first Dividend Payment Date shall be February 15, 2009 (the “Initial Dividend Payment Date”). Annual dividend periods (each, a “Dividend Period”) shall commence on and include the first day, and shall end on and include the last day, of the calendar year that immediately precedes the calendar year in which the corresponding Dividend Payment Date occurs. The dividend to be paid to holders of the Series A Preferred Stock on the Initial Dividend Payment Date shall be payable in respect of the Dividend Period commencing on and including the Issuance Date and ending on and including December 31, 2008. Dividends shall be payable by issuance of additional shares of Series A Preferred Stock (including fractional shares) having an aggregate Liquidation Preference equal to the amount of the dividend to be paid. All dividends paid with respect to shares of Series A Preferred Stock shall be made pro rata among the holders of Series A Preferred Stock based upon the aggregate accumulated but unpaid dividends on the shares held by each such holder. If and when any shares are issued under this Part 2A for the payment of accumulated dividends, such shares shall be validly issued and outstanding and fully paid and nonassessable and shall initially have a Conversion Price equal to that of the Series A Preferred Stock with respect to which such shares are issued. Dividends payable on the Series A Preferred Stock shall be computed on the basis of a 365-day year.

     2B. To the extent not paid pursuant to Part 2A above, dividends on the Series A Preferred Stock shall accumulate, whether or not there are funds legally available for the payment of such dividends and whether or not dividends are declared. In the case of shares of Series A Preferred Stock issued on the Issuance Date, dividends shall begin to accumulate on the Issuance Date and shall be deemed to accumulate from day to day whether or not declared until paid. In the case of shares of Series A Preferred Stock issued as a dividend on shares of Series A Preferred Stock, dividends shall begin to accumulate on the Dividend Payment Date in respect of which such shares were issued and shall be deemed to accumulate from day to day whether or not declared until paid; provided however, that if shares of Series A Preferred Stock have not been issued as a dividend on any Dividend Payment Date (each such date, a “Failed Dividend Payment Date”), whether or not declared, the dividend rate per annum set forth in Part 2A shall thereafter be increased with respect to the shares of Series A Preferred Stock that are outstanding as of each Dividend Payment Date following the Failed Dividend Payment Date such that the total number of shares of Series A Preferred Stock due on each Dividend Payment Date following the Failed Dividend Payment Date(s) shall equal 3% of the Liquidation Preference of all shares of Series A Preferred Stock that would be outstanding on the relevant Dividend Payment Date assuming that all shares of Series A Preferred Stock payable under Part 2A had been issued as a dividend on each Dividend Payment Date as set forth in Part 2A until all dividends payable for all prior Dividend Periods have been paid in full.

     2C. Each fractional share of Series A Preferred Stock outstanding shall be entitled to a ratably proportionate amount of all dividends accumulating with respect to each outstanding share of Series A Preferred Stock pursuant to Part 2A, and all such dividends with respect to such outstanding fractional shares shall accumulate (whether or not declared) and shall be payable in the same manner and at such times as provided for in Part 2A with respect to dividends on each outstanding share of Series A Preferred Stock.

     2D. Accumulated but unpaid dividends for any past dividend periods may be declared by the Board of Directors and paid on any date fixed by the Board of Directors, whether or not a regular Dividend Payment Date, to holders of record on the books of the Corporation on such record date as may be fixed by the Board of Directors, which record date shall be no more than 60 days prior to the payment date thereof.

     2E. So long as any Series A Preferred Stock remains outstanding, during any period when the Corporation has failed to pay a dividend for any prior Dividend Period on the shares of Series A Preferred Stock and until all unpaid dividends payable, whether or not declared, on the outstanding shares of Series A Preferred Stock shall have been paid in full, the Corporation shall not: (i) declare or pay dividends, or make any other distributions, on any shares of Junior Stock, other than dividends or distributions payable in shares of Junior Stock, or (ii) redeem, purchase or otherwise acquire for consideration any shares of Junior Stock, other than redemptions, purchases or other acquisitions of shares of Junior Stock in exchange for any shares of Junior Stock; provided that the Corporation may repurchase shares of Common Stock from present or former employees or directors of the Corporation or its Subsidiaries in accordance with the provisions of any employee, consulting, stock restriction or other stock agreements between such persons and the Corporation or its Subsidiaries.

     Part 3. Redemption.

     3A. No Optional Redemption. The Corporation shall not have any right to redeem any shares of the Series A Preferred Stock except in accordance with the procedures providing for a mandatory redemption in Parts 3B and 4.

     3B. Mandatory Redemption. The Corporation shall redeem all outstanding shares of Series A Preferred Stock on the Redemption Date out of funds legally available therefor at a redemption price, payable in cash, equal to 100% of the per share Liquidation Preference thereof, plus an amount in cash equal to all accumulated and unpaid dividends thereon, whether or not declared, to the Redemption Date.

     Part 4. Provisions Applicable to Redemption.

     4A. The Corporation shall send a notice of redemption of the Series A Preferred Stock pursuant to Part 3B (a “Redemption Notice”) to the holders of the Series A Preferred Stock by first class mail, postage prepaid, at each such holder’s address as it appears on the stock record books of the Corporation, not less than fifteen Business Days prior to the Redemption Date, specifying the place of such redemption, but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for redemption. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder receives the notice and the shares specified in such notice shall be deemed to have been called for redemption as of the date such notice was mailed. On or after the Redemption Date, except with respect to shares of Series A Preferred Stock for which a Common Stock Conversion Date has occurred on or prior to such Redemption Date, each holder of the shares of Series A Preferred Stock called for redemption in accordance with the terms hereof shall surrender the certificate evidencing such shares to the Corporation (unless such certificates have not yet been issued by the Corporation but are otherwise due such holder pursuant to Part 2 hereof) at the place designated in the Redemption Notice and shall thereupon be entitled to receive the redemption payment in respect thereof as specified in Part 3B. From and after the Redemption Date, all dividends on shares of Preferred Stock shall cease to accumulate and all rights of the holders thereof as holders of Series A Preferred Stock shall cease and terminate, except if the Corporation shall default in payment of the redemption payment specified in Part 3B, in which case all such rights shall continue unless and until such shares are redeemed and such price is paid in accordance with the terms hereof.

     4B. If the funds of the Corporation legally available for redemption of shares of Series A Preferred Stock on the Redemption Date are insufficient to redeem the total number of shares of Series A Preferred Stock to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of shares of Series A Preferred Stock pro rata among the holders of the Series A Preferred Stock to be redeemed based upon the aggregate Liquidation Preference of all shares of Series A Preferred Stock held by each such holder (plus all accumulated and unpaid dividends thereon). In case fewer than the total number of shares of Series A Preferred Stock represented by any certificate are redeemed, a new certificate representing the number of unredeemed shares shall be issued to the holder thereof within ten Business Days after surrender of the certificate representing the redeemed shares.

     Part 5. Rank. The Series A Preferred Stock shall, with respect to dividend distributions and distributions upon the voluntary or involuntary liquidation, winding up and dissolution of the Corporation, rank (i) senior to all Junior Stock, (ii) pari passu with any Parity Stock and (iii) junior to any Senior Stock. The Corporation may authorize, create and issue Junior Stock, Parity Stock and Senior Stock without the consent of the holders of shares of the Series A Preferred Stock.

     Part 6. Liquidation Preference. In the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of shares of the Series A Preferred Stock shall be entitled to receive, out of the assets of the Corporation, and in preference to and in priority over any distribution upon the shares of Common Stock and all shares of Junior Stock, an amount in cash equal to the per share Liquidation Preference, plus an amount equal to the accumulated and unpaid dividends thereon, whether or not declared, to the date of liquidation, dissolution or winding up, as the case may be, and no more. If the assets of the Corporation are not sufficient to pay in full the liquidation price payable to the holders of the shares of the Series A Preferred Stock and the liquidation price payable to the holders of all shares of Parity Stock, the holders of all such shares shall share ratably in such distribution of assets in accordance with the amounts which would be payable on such distribution if the amounts to which the holders of shares of the Series A Preferred Stock and the holders of shares of Parity Stock are entitled were paid in full. Neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor a merger or consolidation of the Corporation with or into any other corporation shall be deemed a liquidation, dissolution or winding up of the Corporation.

     Part 7. Voting Rights. Except as set forth below or as required by law, holders of shares of the Series A Preferred Stock shall have no voting rights.

     7A. Except as otherwise required by law or expressly provided herein, the holders of shares of Series A Preferred Stock shall be entitled to vote on all matters submitted to a vote of the stockholders of the Corporation and shall have such number of votes equal to the number of shares of Common Stock into which such holders’ shares of Series A Preferred Stock are convertible pursuant to the provisions hereof at the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken. Except as otherwise required by law or expressly provided herein, the holders of shares of Series A Preferred Stock and Common Stock shall vote together as a single class, and not as separate classes.

     7B. The affirmative vote of the holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting together as a single class, in person or by proxy, at a special or annual meeting called for the purpose, or by written resolution in lieu of a meeting, shall be required to amend, repeal or change any provisions of this Certificate of Designations in any manner that would adversely affect, alter or change the powers, preferences or special rights of the Series A Preferred Stock. For the avoidance of doubt, the Corporation may authorize, increase the authorized amount of, or issue any class or series of Junior Stock, Parity Stock or Senior Stock, including any additional shares of Series A Preferred Stock, without the consent of the holders of Series A Preferred Stock, and in taking such actions the Corporation shall not be deemed to have adversely affected, altered or changed the powers, preferences or special rights of holders of shares of Series A Preferred Stock. With respect to any matter on which the holders of the Series A Preferred Stock are entitled to vote as a separate class, each share of Series A Preferred Stock shall be entitled to one vote.

     Part 8. Conversion Rights.

     8A. Upon the terms and in the manner set forth in this Part 8 and subject to the provisions for adjustment contained in Part 8F, the shares of Series A Preferred Stock shall be convertible, in whole or in part, at the option of the holders thereof, at any time after the Issuance Date, upon compliance by such holder with Part 8B with respect thereto, out of funds legally available, into a number of fully paid and nonassessable shares of Common Stock equal to the quotient obtained by dividing (i) the aggregate Liquidation Preference of the Series A Preferred Stock to be converted plus an amount equal to accumulated and unpaid dividends thereon through the close of business on the day immediately preceding the Common Stock Conversion Date that have not been declared, or that have been declared and not paid, with a record date prior to the Common Stock Conversion Date (the “Conversion Value”), by (ii) the conversion price of $20.00 (as such price may be adjusted from time to time in accordance with this Part 8, the “Conversion Price ”).

     8B. In order to convert shares of Series A Preferred Stock, the holder thereof shall deliver a duly executed irrevocable written notice of election to convert specifying the number of shares of Series A Preferred Stock to be converted. Each holder of Series A Preferred Stock shall (i) deliver a written notice to the Corporation at its principal office specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued, (ii) surrender the certificate for such shares of Series A Preferred Stock to the Corporation (unless such certificates have not yet been issued by the Corporation but are otherwise due such holder pursuant to Part 2 hereof), accompanied, if so required by the

Corporation, by a written instrument or instruments of transfer in form reasonably satisfactory to the Corporation duly executed by the holder or its attorney duly authorized in writing, and (iii) pay any transfer or similar tax required by Part 8H. In the event that a holder fails to notify the Corporation of the number of shares of Series A Preferred Stock which such holder wishes to convert, such holder shall be deemed to have elected to convert all shares represented by the certificate or certificates surrendered for conversion.

     8C. (i) A “Common Stock Conversion” shall be deemed to have been effected immediately following the close of business on the date (the “Common Stock Conversion Date”) on which the Corporation shall have received a written notice of election to convert, a surrendered certificate (to the extent required by Part 8B), any required payments contemplated by Part 8H below, and all other required documents. Immediately upon conversion, the rights of the holder of Series A Preferred Stock so converted shall cease and the person(s) entitled to receive the shares of Common Stock upon the conversion of such shares of Series A Preferred Stock shall be treated for all purposes as having become the beneficial owners of such shares of Common Stock, unless the stock transfer books of the Corporation shall be closed on such date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Price in effect on the date on which such shares shall have been surrendered and such notice (and, if applicable, payment and any other required documents) received by the Corporation..

     (ii) As promptly as practicable after the Common Stock Conversion Date (and in no event more than ten Business Days thereafter), the Corporation shall deliver or cause to be delivered to or upon the written order of the holders of the surrendered shares of Series A Preferred Stock, (A) a certificate or certificates representing the number of fully paid and nonassessable shares of Common Stock, with no personal liability attaching to the ownership thereof, free of all taxes with respect to the issuance thereof, liens, charges and security interests and not subject to any preemptive rights, into which such shares of Series A Preferred Stock have been converted in accordance with the provisions of this Part 8, and (B) any cash payable in respect of fractional shares as provided in Part 8D.

     (iii) Upon the surrender of a certificate representing shares of Series A Preferred Stock that is converted in part, the Corporation shall issue or cause to be issued for the holder a new certificate representing shares of Series A Preferred Stock equal in number to the unconverted portion of the shares of Series A Preferred Stock represented by the certificate so surrendered.

     8D. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of any shares of Series A Preferred Stock. Instead of any fractional interest in a share of Common Stock which would otherwise be deliverable upon the conversion of a share of Series A Preferred Stock, the Corporation shall pay to the holder of such share of Series A Preferred Stock an amount in cash (computed to the nearest cent) equal to the product of (i) such fraction and (ii) the current market price (as defined in Part 8F(v) below) of a share of Common Stock on the Business Day next preceding the Common Stock Conversion Date. If more than one share shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate Conversion Value in respect of the shares of Series A Preferred Stock so surrendered.

     8E. The holders of Series A Preferred Stock at the close of business on a record date for a dividend payable to the holders of the Series A Preferred Stock shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion thereof.

                 8F. The Conversion Price shall be subject to adjustment as follows:

     (i) If the Corporation shall (1) declare or pay a dividend on its outstanding Common Stock in shares of Common Stock or make a distribution to holders of its Common Stock in shares of Common Stock, (2) subdivide its outstanding shares of Common Stock into a greater number of shares of Common Stock, (3) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock or (4) issue by reclassification of its shares of Common Stock other securities of the Corporation, then the Conversion Price in effect immediately prior thereto shall be adjusted so that a holder of any shares of Series A Preferred Stock thereafter converted shall be entitled to receive the number and kind of shares of Common Stock or other securities that such holder of Series A Preferred Stock would have owned or been entitled to receive after the happening of any of the events described above had such shares of Series A Preferred Stock been converted immediately prior to the happening of such event or any record date with respect thereto. An adjustment made pursuant to this Part 8F(i) shall become effective with respect to any dividend or distribution, immediately after the close of business on the date for the determination of holders of Common Stock entitled to receive such dividend or distribution, or, in the case of any subdivision, combination or reclassification that shall have become effective, on the date of the subdivision, combination or reclassification. Such adjustment shall be made successively.

     (ii) If the Corporation shall issue any shares of Common Stock, or any rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase shares of Common Stock at a price per share that is lower than the then current market price per share (as defined in Part 8F(v) below) of Common Stock, the Conversion Price shall be adjusted in accordance with the following formula:

                                                                                  ( N x P )
                                                       AC  =  C x O  +   (    M )
                                                                                  O + N
                                             where
                                                       AC = the adjusted Conversion Price
                                                          C = the current Conversion Price
                                                          O = the number of fully-diluted shares of Common Stock on the record date
                                                          N = the number of additional shares of Common Stock offered
                                                           P = the offering price per share of the additional shares
                                                          M = the current market price per share of Common Stock on the record date

The adjustment shall be made successively whenever any such rights, options, warrants or convertible or exchangeable securities are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive the rights, options, warrants or convertible or exchangeable securities.

     (iii) For purposes of the foregoing Part 8F(ii), in determining whether any rights, options, warrants or convertible or exchangeable securities entitle the holders to subscribe for or purchase, or exercise a conversion right for, Common Stock at less than the current market price per share of Common Stock on the applicable date, and in determining the aggregate exercise or conversion price payable for such Common Stock, there shall be taken into account any consideration the Corporation receives for such rights, warrants, options, other securities or convertible securities and any amount payable on exercise or conversion thereof, with the value of such consideration, if other than cash, to be determined by the Board of Directors. Upon the expiration of any rights, options, warrants or convertible or exchangeable securities issued by the Corporation to holders of its Common Stock which caused an adjustment to the Conversion Price pursuant to Part 8F(ii), if any of such rights, options, warrants or convertible or exchangeable securities in whole or in part shall not have been exercised, then the Conversion Price shall be increased by the amount of the initial adjustment of the Conversion Price pursuant to Part 8F(ii) in respect of such expired rights, options, warrants or convertible or exchangeable securities.

     (iv) If the Corporation shall distribute to all holders of its outstanding Common Stock any shares of capital stock of the Corporation (other than Common Stock) or evidences of indebtedness or assets (excluding ordinary cash dividends and dividends or distributions referred to in Parts 8F(i) and (ii) above) or rights or warrants to subscribe for or purchase any of its securities (excluding those referred to in Part 8F(ii) above) (any of the foregoing being hereinafter in this Part 8F(iv) called the “Securities or Assets”), then in each such case, unless the Corporation elects to reserve shares or other units of such Securities or Assets for distribution to the holders of Series A Preferred Stock upon the conversion of the shares of Series A Preferred Stock so that a holder converting shares of Series A Preferred Stock will receive, out of funds legally available therefor, upon such conversion, in addition to the shares of the Common Stock to which such holder of Series A Preferred Stock is entitled, the amount and kind of such Securities or Assets which such holder of Series A Preferred Stock would have received if such holder had, immediately prior to the record date for the distribution of the Securities or Assets, converted its shares of Series A Preferred Stock into Common Stock, the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of such distribution by a fraction the numerator of which shall be the current market price per share (as defined in Part 8F(v) below) of the Common Stock on the record date mentioned below less the then fair market value (as determined by the Board of Directors in good faith) of the portion of the Securities or Assets applicable to one share of Common Stock, and the denominator of which shall be the current market price per share of the Common Stock on such record date; provided, however, that if the then fair market value (as so determined) of the portion of the Securities or Assets so distributed applicable to one share of Common Stock is equal to or greater than the current market price per share of the Common Stock on the record date mentioned above, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of shares of Series A Preferred Stock shall have the right to receive, out of funds legally available therefor, in addition to the shares of Common Stock to which such holder is entitled, the amount and kind of Securities and Assets such holder would have received had such holder converted each such share of Series A Preferred Stock immediately prior to the record date for the distribution of the Securities or Assets. Such adjustment shall become effective immediately after the record date for the determination of stockholders entitled to receive such distribution. If any such distribution described in this Part 8F(iv) is declared but not paid or made, the Conversion Rate shall be readjusted to be the Conversion Rate that would then be in effect if such distribution had not been declared.

     (v) For the purposes of any computation under this Part 8F and for purposes of Part 8D, the “current market price” per share of Common Stock at any date shall be deemed to be the twenty (20) consecutive trading day volume weighted average sales price of the Common Stock on the The Nasdaq Stock Market (or, if the Common Stock or such other security is not listed on The Nasdaq Stock Market, such other national or regional exchange or market on which the Common Stock or such other security is then listed or quoted or, if the Common Stock or such other security is not listed or quoted on a national or regional exchange or market, the last quoted price or, if not so quoted, the average of the high bid and low asked prices on such other nationally recognized quotation system then in use, or, if the Common Stock or such other security is not quoted on any such quotation system, the average of the closing bid and asked prices as furnished by a professional market maker selected by the Board of Directors in good faith making a market in the Common Stock or such other security. If the Common Stock or such other security is not publicly held, or so listed, quoted or publicly traded, the current market price per share means the fair market value of a share of Common Stock, as determined in good faith by the Board of Directors) immediately prior to the date in question.

     (vi) No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% of such price; provided, however, that any adjustments which by reason of this Part 8F(vi) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Part 8F shall be made to the nearest one-hundredth of a cent or to the nearest one-hundredth of a share, as the case may be.

     (vii) If the Corporation shall be a party to any transaction, including without limitation a merger, consolidation, sale of all or substantially all of the Corporation’s assets, reorganization, liquidation or recapitalization of the Common Stock (each of the foregoing being referred to as a “Transaction”), in each case as a result of which shares of Common Stock shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each share of Series A Preferred Stock shall, at and after the consummation of the Transaction, be convertible into the kind and amount of shares of stock and other securities and property receivable (including cash) upon the consummation of such Transaction by a holder of that number of shares of Common Stock into which one share of Series A Preferred Stock was convertible immediately prior to such Transaction. The provisions of this Part 8F(vii) shall similarly apply to successive Transactions.

     (viii) Notwithstanding the provisions of this Part 8F, the applicable Conversion Price shall not be adjusted (A) upon the issuance of any shares of Common Stock (including upon the exercise of options or rights) or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan, program or practice of or assumed by the Corporation or any of its Subsidiaries or as full or partial consideration in connection with any acquisition by the Corporation or its Subsidiaries, (B) upon the issuance of any shares of the Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date of initial issuance of the Series A Preferred Stock or pursuant to any preferred stock purchase or similar rights issued with respect thereto pursuant to a shareholder rights plan, (C) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in the Common Stock under any plan or (D) for a change in the par value of the Common Stock.

     (ix) For the purposes of this Part 8F and Part 8I, the term “shares of Common Stock” shall mean (A) the class of stock designated as the Common Stock of the Corporation at the date hereof or (B) any other class of stock resulting from successive changes or reclassifications of such shares consisting solely of changes in par value, or from no par value to par value. If at any time, as a result of an adjustment made pursuant to clauses (i), (iv) or (vii) of Part 8F above, the holders of Series A Preferred Stock shall become entitled to receive any securities other than shares of Common Stock, thereafter the number of such other securities so issuable upon conversion of the shares of Series A Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the shares of Series A Preferred Stock contained in this Part 8F.

     (x) Notwithstanding the foregoing, in any case in which this Part 8F provides that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any share of Series A Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount in cash in lieu of any fraction pursuant to Part 8D.

     (xi) If the Corporation shall enter into any extraordinary transaction affecting the Common Stock, other than any action described in this Part 8F, which in the good faith opinion of the Board of Directors would materially adversely affect the conversion rights of the holders of Series A Preferred Stock, the Conversion Price for the Series A Preferred Stock shall be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Directors may determine in good faith to be equitable in the circumstances.

     8G. Whenever the Conversion Price is adjusted as herein provided, the Corporation shall prepare a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price and the date on which such adjustment becomes effective and shall mail such notice to each holder of shares of Series A Preferred Stock at such holder’s last address as shown on the stock books of the Corporation.

     8H. The Corporation will pay any and all documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on the conversion of shares of Series A Preferred Stock pursuant to this Part 8; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any registration or transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the registered holder of Series A Preferred Stock converted or to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

     8I. (i) The Corporation shall at all times reserve and keep available, free from all liens, charges and security interests and not subject to any preemptive rights, out of the aggregate of its authorized but unissued Common Stock or its issued Common Stock held in its treasury, or both, for the purpose of effecting the conversion of Series A Preferred Stock, the full number of shares of Common Stock then deliverable upon the conversion of all outstanding shares of Series A Preferred Stock.

     (ii) Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value (if any) of the Common Stock issuable upon conversion of Series A Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of such Common Stock at such adjusted Conversion Price.

     Part 9. Restrictions on Transfer. No sale, offer, assignment, transfer, pledge, hypothecation, encumbrance or other disposition, whether by merger, operation of law or otherwise (each, a “disposition”), of any shares of Series A Preferred Stock shall be permitted unless such disposition is permitted by, and made in compliance with the Employment Agreement.

     Part 10. Reissuance of Preferred Stock. Shares of Series A Preferred Stock that have been issued and reacquired in any manner, including shares purchased by the Corporation or redeemed or exchanged or converted, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized but unissued shares of preferred stock of the Corporation undesignated as to series and may be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Corporation, provided that any issuance of such shares as Series A Preferred Stock must be in compliance with the terms hereof.

     Part 11. Exclusion of Other Rights. Except as may otherwise be required by law, the shares of Series A Preferred Stock shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this resolution (as such resolution may be amended from time to time) and in the Amended and Restated Certificate of Incorporation. The shares of Series A Preferred Stock shall have no preemptive or subscription rights.

     Part 12. Mutilated or Missing Preferred Stock Certificates. If any certificates representing Series A Preferred Stock shall be mutilated, lost, stolen or destroyed, the Corporation shall issue, in exchange and in substitution for and upon cancellation of the mutilated Series A Preferred Stock certificate, or in lieu of and substitution for the Series A Preferred Stock certificate lost, stolen or destroyed, a new Series A Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Series A Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series A Preferred Stock certificate and indemnity, if requested, satisfactory to the Corporation and the transfer agent of the Corporation (if other than the Corporation).

     Part 13. Certain Definitions. As used herein, the following terms heretofore not defined shall have the following respective meanings:

     “Board of Directors” shall mean the Board of Directors of the Corporation or a duly authorized committee thereof.

     “Business Day” shall mean any day other than Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law or executive order to remain closed.

     “Common Stock” shall mean the shares of the Common Stock, par value $0.01 per share, of the Corporation.

     “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

     “Employment Agreement” shall means that certain Employment Agreement, dated as of October 22, 2008, between the Corporation and Irving Azoff (as the same may be amended or extended from time to time in accordance with its terms), a copy of which shall be made available to any stockholder upon request and without charge.

     “Issuance Date” means the first date of issuance of any shares of Series A Preferred Stock.

     “Junior Stock” shall mean any shares of Common Stock and each other class or series of capital stock of the Corporation, including a series of the Preferred Stock which is by its terms expressly made junior to the shares of the Series A Preferred Stock at the time outstanding as to the payment of dividends, liquidation preference or redemption rights.

     “Parity Stock” shall mean any shares of a class or a series of capital stock of the Corporation (other than the Common Stock) which is by its terms not expressly made junior or senior to the Series A Preferred Stock at the time outstanding as to payment of dividends, liquidation preference or redemption rights.

     “Preferred Stock” shall mean the preferred stock, par value $0.01 per share, of the Corporation authorized by the Amended and Restated Certificate of Incorporation of the Corporation.

     “Redemption Date” shall mean fifth anniversary of issue date, 2013.

     “Senior Stock” shall mean any shares of a class or series of capital stock of the Corporation which by its terms ranks senior to the Series A Preferred Stock as to payment of dividends, liquidation preference or redemption rights.

     “Subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent.

IN WITNESS WHEREOF, Ticketmaster Entertainment Group, Inc. has caused this Certificate of Designations to be executed by its duly authorized officer on October 29, 2008.

TICKETMASTER ENTERTAINMENT, INC.

By: /s/ Brian M. Regan
Name: Brian M. Regan
Title: Executive Vice President & Chief Executive
Officer